As filed with the Securities and Exchange Commission on April 19, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATLAS AIR WORLDWIDE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4146982
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Westchester Avenue
Purchase, NY 10577
(Address of Principal Executive Offices)

2004 LONG TERM INCENTIVE AND SHARE AWARD PLAN
2004 EMPLOYEE STOCK OPTION PLAN
(Full Titles of the Plans)

John W. Dietrich, Esq.
Senior Vice President, General Counsel, Secretary & Chief Human Resources Officer
Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, NY 19577
(Name and Address of Agent for Service)

With Copy To:
Adam R. Kokas, Esq.
Ropes & Gray LLP
45 Rockefeller Plaza
New York, NY 10111-0087

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount To Be	Proposed Maximum	Proposed Maximum	Amount of
To Be Registered	Registered (1)	Offering Price Per	Aggregate Offering	Registration Fee (2)
		Share (2)	Price (2)

Common Stock,
Par value $.01 per
Share	2,772,559 shares	$45.00	$124,765,155	$13,350

(1)	Includes an indeterminable number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee and based on the average of the high and low sales prices for our Common Stock as reported on the Pink Sheets Electronic Quotation Service on April 17, 2006, in accordance with Rule 457(c) under the Securities Act of 1933.

EXPLANATORY NOTES

     This registration statement (the “Registration Statement”) has been prepared by Atlas Air Worldwide Holdings, Inc. (“AAWW”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of our common stock, par value $0.01 (the “Common Stock”) issuable pursuant to the Atlas Air Worldwide Holdings, Inc. 2004 Long Term Incentive and Share Award Plan, which includes the 2004 Employee Stock Option Plan (collectively, the “2004 LTIP”). The 2004 LTIP was created in connection with AAWW’s emergence from bankruptcy under chapter 11 (“Chapter 11”) of title 11 of the United States Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”). AAWW and certain of its subsidiaries filed for bankruptcy under Chapter 11 on Jan 30, 2004 and emerged from bankruptcy on July 27, 2004.

     Further, this Registration Statement includes a prospectus (prepared in accordance with the requirements of Part I of Form S-3 and pursuant to General Instruction C of Form S-8) (the “Prospectus”) to be used for reoffers and resales of the Common Stock acquired by persons listed under the “Selling Stockholders” section of this Prospectus who may be deemed “affiliates” of AAWW, as that term is defined in Rule 405 under the Securities Act, upon the exercise of stock options or the receipt of restricted or other stock awards granted or available to be granted under the 2004 LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     Under the cover of this Form S-8 is a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis of 385,803 shares of restricted Common Stock that have been issued to the selling stockholders under the 2004 LTIP and 311,500 shares of Common Stock that have been issued or are issuable upon the exercise of options granted to the selling stockholders under the 2004 LTIP.

REOFFER PROSPECTUS

ATLAS AIR WORLDWIDE HOLDINGS, INC.

697,303 SHARES OF COMMON STOCK

     This prospectus (the “Prospectus”) relates to the reoffer and resale of up to 697,303 shares of our Common Stock by certain selling stockholders who may be considered our “affiliates.” These selling stockholders have acquired or may acquire these shares upon the exercise of stock options or pursuant to restricted stock awards granted or available to be granted under our 2004 LTIP.

     Shares of Common Stock covered by this Prospectus may be offered and sold from time to time by or on behalf of the selling stockholders through brokers at the prices prevailing at the time of such sales or at prices otherwise negotiated. No specified brokers or dealers have been designated by the selling stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the selling stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will not receive any proceeds from these sales but will receive proceeds upon the exercise of stock options. We will bear all expenses incurred in registering the shares, but all commissions and other selling expenses incurred by each selling stockholder will be borne by that stockholder.

      Our Common Stock has been traded over-the-counter market on the Pink Sheets (the “Pink Sheets”) under the symbol “AAWW.PK”. The closing price per share of our Common Stock as reported on the Pink Sheets on April 17, 2006 was $46.00.

      INVESTING IN OUR COMMON STOCK INVOLVES MATERIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April 19, 2006.

      You should rely only on the information contained in this Prospectus or incorporated by reference or in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, the documents incorporated by reference herein and other statements issued or made from time to time by us or on our behalf contain statements that may constitute “Forward-Looking Statements” within the meaning of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Private Securities Litigation Reform Act of 1995. Those statements and information are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to AAWW. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate” and similar expressions used in this Prospectus that do not relate to historical facts are intended to identify forward-looking statements.

     The forward-looking statements in this Prospectus and in the documents incorporated by reference herein are not representations or guarantees of future performance and involve certain risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include, but are not limited to, those described in “Risk Factors.” Many of such factors are beyond our control and are difficult to predict. As a result, our future actions, financial position, results of operations and the market price for shares of our Common Stock could differ materially from those expressed in any forward-looking statements made by us. Readers are therefore cautioned not to place undue reliance on forward-looking statements. We also do not intend to publicly update any forward-looking statements that may be made from time to time by us, or on our behalf, whether as a result of new information, future events or otherwise.

SUMMARY

     AAWW is a holding company with two principal wholly owned operating subsidiaries: Atlas Air, Inc. (“Atlas”) and Polar Air Cargo, Inc. (“Polar”). Atlas, Polar and AAWW (along with AAWW’s other subsidiaries) are collectively referred to herein as the “Company,” “we,” “us” or “our.” We provide air cargo and related services throughout the world, serving Asia, Australia, the Middle East, Africa, Europe, South America and the United States through two principal means: (1) contractual lease arrangements in which we provide the Aircraft, Crew, Maintenance and Insurance (“ACMI”); and (2) airport-to-airport scheduled air-cargo service (“Scheduled Service”). We also provide military charter services for the Air Mobility Command, or the AMC (the “AMC Charter” business), as well as commercial charter services (“Commercial Charter”). We exclusively operate Boeing 747 freighter aircraft. Our operating fleet totaled 41 aircraft as of April 17, 2006.

     AAWW was incorporated in Delaware in 2000. Our principal executive offices are located at 2000 Westchester Avenue, Purchase, New York 10577, and our telephone number is (914) 701-8000.

RISK FACTORS

     Any investment in our Common Stock involves a high degree of risk. You should carefully consider the following information about risks, together with other information contained in or incorporated into this Prospectus, before making an investment decision regarding our Common Stock. These risk factors are not the only ones facing us. Our operations could also be impaired by additional risks and uncertainties. If any of the following risks and uncertainties develops into actual events, it could have a material adverse effect on our results of operations and financial condition. As a result, the market price of our Common Stock could decline, and you may lose all or a part of your investment in the Common Stock.

Risks Relating to Our Industry

We depend on worldwide demand and any economic decrease in the demand for cargo transport could adversely affect our business and operations.

     Our success is highly dependent upon the level of business activity and overall economic conditions in the United States and abroad. An economic downturn in the United States is likely to adversely affect demand for delivery services offered by our Scheduled Service business and our ACMI customers, in particular expedited services shipped via heavy lift aircraft. A prolonged economic slowdown may increase the likelihood that our ACMI customers would reduce the scope of services we provide or may reduce the level of our Scheduled Service business.

The cost of fuel is a major operating expense and fuel shortages and price volatility could adversely affect our business and operations.

     Although the price of aviation fuel directly impacts only the Scheduled Service and Commercial Charter segments of our operations, it is one of our most significant expenses. For the years ended December 31, 2005, 2004 and 2003, fuel costs were approximately 30.4%, 25.6% and 23.5%, respectively, of our total operating expenses. The price of aviation fuel is directly influenced by the price of crude oil and, to a lesser extent, by refining capacity relative to demand. These factors are influenced by a wide variety of macroeconomic and geopolitical events and are completely beyond our control. Additionally, hostilities in the Middle East and terrorist attacks in the United States and abroad could cause significant disruptions in the supply of crude oil and have had a significant impact on the price and availability of aviation fuel. We have not regularly entered into fuel hedging arrangements to date. Even if we were to elect to hedge fuel prices in the future, through the purchase of futures contracts or options or otherwise, there can be no assurance that we will be able to do so successfully.

     We generally attempt to pass on increases in the price of aviation fuel to our Scheduled Service and Commercial Charter customers through the imposition of a surcharge, but we bear a portion of price increases over the short term. There can be no assurance that we will be able to continue to impose such surcharges in the future. In addition, if fuel costs increase significantly, our customers may reduce the volume and frequency of cargo shipments or find less costly alternatives for cargo delivery, such as land and sea carriers.

     ACMI contracts require our customers to pay for aviation fuel. However, an increase in fuel costs could have a material adverse effect on our customers’ results of operations and financial condition or cause our customers to reduce or stop their use of aircraft that have the fuel payment obligations, thereby adversely affecting our ability to continue to operate our ACMI business under its current terms. Similarly, a reduction in the availability of fuel, resulting from a disruption of oil imports or other events, could have a material adverse effect on our customers’ results of operations and financial condition, which, in turn, could significantly impact their ability and willingness to continue to do business with us.

We are subject to extensive governmental regulations and our failure to comply with these regulations in the United States and abroad, or the adoption of any new laws, policies or regulations or changes to such regulations may have an adverse effect on our business.

     Our operations are subject to complex aviation and transportation laws and regulations, including Title 49 of the U.S. Code (formerly the Federal Aviation Act of 1958, as amended), under which the U.S. Department of Transportation (the “DOT”) and the Federal Aviation Administration (the “FAA”) exercise regulatory authority over air carriers such as Atlas and Polar. In addition, our business activities fall within the jurisdiction of various other federal, state, local and foreign authorities, including the U.S. Department of Defense, the U.S. Transportation Security Administration (the “TSA”), the U.S. Customs and Border Protection, the Treasury Department’s Office of Foreign Assets Control and the Environmental Protection Agency. These laws and regulations may require us to maintain and comply with the terms of a wide variety of certificates, permits, licenses, noise abatement standards and other requirements and our failure to do so could result in substantial fines or other sanctions. The DOT, the FAA, the TSA and foreign aviation regulatory agencies have the authority to modify, amend, suspend or revoke the authority and licenses issued to us for failure to comply with provisions of law or applicable regulations and may impose civil or criminal penalties for violations of applicable rules and regulations. Such actions, if taken, could have a material adverse effect on our mode of conducting business, results of operations and financial condition. In addition, governmental authorities such as the DOT, the TSA and the FAA may adopt new regulations, directives or orders that could require us to take additional and potentially costly compliance steps or result in the grounding of some of our aircraft, which could increase our operating costs or result in a loss of revenues, which could have a material adverse effect on our results of operations and financial condition.

The airline industry has changed fundamentally since the terrorist attacks on September 11, 2001 and we are subject to stringent security regulations and rules.

     In response to the terrorist attacks of September 11, 2001, various government agencies, including U.S. Customs and Border Protection, and the TSA, have adopted laws and may in the future adopt new rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenues, or have a material adverse effect on our results of operations and financial condition. The TSA has increased security requirements in response to the terrorist attacks of September 11, 2001 and has recently proposed comprehensive new regulations governing air cargo transportation, including all-cargo services, in such areas as cargo screening and security clearances for individuals with access to cargo or who board and travel on all-cargo aircraft. These new regulations and others that potentially might be adopted could have an adverse impact on our ability to efficiently process cargo or could increase our costs.

Furthermore, Congress is considering air transportation security provisions that could have similar impacts.

Failure to utilize our rights in limited-entry markets could result in a loss of such rights.

     A significant amount of our business, primarily in the Scheduled Service segment, is conducted in limited-entry international markets with U.S.-negotiated rights that have been awarded in competitive carrier selection proceedings. This includes Polar’s China rights and its “5th-freedom” rights to serve Hong Kong and third country markets. Because such rights typically are subject to loss for underutilization, there is a risk of constriction of our operating rights if it is determined that economic conditions preclude full use. The DOT and foreign government agencies may also consider or adopt new laws, regulations and policies with respect to limited-entry markets (such as China and Japan) and to ACMI operations. Any adverse change or modification to our limited-entry market rights (or governmental trade barriers in such markets) could negatively affect our profitability.

     In addition, traffic rights to many foreign countries are subject to bilateral air services agreements between the United States and foreign countries and are allocated only to a limited number of U.S. carriers, which are subject to licensing approval by the applicable foreign regulators. Consequently, our ability to provide air cargo service in some foreign markets depends, in part, on the willingness of the DOT to allocate limited traffic rights to us rather than to competing U.S. airlines and on the approval of the applicable foreign regulators. If we are unable to maintain our current arrangements, we may not be able to generate sufficient revenues and cash flow to sustain or expand our operations.

Our insurance coverage has become increasingly expensive and difficult to obtain.

     Aviation insurance premiums historically have fluctuated based on factors that include the loss history of the industry in general and the insured carrier in particular. Since the terrorist attacks of September 11, 2001, our premiums have increased significantly. Future terrorist attacks involving aircraft, or the threat of such attacks, could result in further increases in insurance costs and could affect the price and availability of such coverage. We have, as have most other U.S. airlines, purchased our war-risk coverage through a special program administered by the federal government. The FAA is currently providing war-risk hull and cargo loss, crew and third-party liability insurance through August 31, 2006 as required by the Homeland Security Act of 2002, as amended by the Consolidated Appropriations Act of 2005 and by the Transportation Appropriations Act of 2006. The Secretary of Transportation may extend this policy until December 31, 2006. If the federal insurance program terminates, we would likely face a material increase in the cost of war-risk coverage, and because of competitive pressures in the industry, our ability to pass this additional cost on to customers may be limited.

     Although we believe our current insurance coverage is adequate and consistent with current industry practice, there can be no assurance that we will be able to maintain our existing coverage on terms favorable to us, that the premiums for such coverage will not increase substantially or that we will not bear substantial losses and lost revenues from accidents. Substantial claims resulting from an accident in excess of related insurance coverage or a significant increase in our current insurance expense could have a material adverse effect on our results of operations and financial condition.

Risks Related to Our Business

The market for air cargo services is highly competitive and if we are unable to compete effectively, we may lose current customers or fail to attract new customers.

     Our industry is highly competitive and susceptible to price discounting due to periodic excess capacity. New freighter aircraft and passenger converted freighters will add to the supply of lift available to the market. Since we offer a broad range of aviation services, our competitors vary by geographic market and type of service. Each of the markets we serve is highly competitive and fragmented. In addition, air cargo companies are able to freely enter domestic markets. We believe that the most important elements for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation services provided. In addition, some of our contracts are awarded based on a competitive bidding process. Competition arises primarily from other international and domestic contract carriers, regional and national ground handling and logistics companies, internal cargo units of major airlines and third party cargo providers, some of which have substantially greater financial resources and more extensive fleets and facilities than we do. Some of our competitors are currently facing financial difficulties and as a result could resort to drastic pricing measures with which we may not be able to compete.

     Our ability to attract and retain business is also affected by whether, and to what extent, our customers decide to coordinate and service their own transportation needs. Some of our existing customers maintain transportation departments that could be expanded to manage freight transportation in-house. The inability to successfully compete against companies providing services similar to, or that are substitutes for, our own, or our customers providing for themselves the services we currently provide to them, could have a material adverse effect on our results of operations and financial condition.

We are highly leveraged and our substantial debt and other obligations could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

     While we obtained significant relief as a result of our restructuring efforts, we remain highly leveraged and have substantial debt, lease and other obligations, which could have negative consequences, including:

•	making it more difficult to pay principal and interest with respect to our debt;

•	requiring us to dedicate a substantial portion of our cash flow from operations for interest, principal and lease payments and reducing our ability to use our cash flow to fund working capital and other general corporate requirements;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in business and our industry;

•	placing us at a disadvantage to many of our competitors who have less debt; and

•	exposing us to fluctuations in interest rates with respect to that portion of our debt, including our bank loans, which are at a variable rate of interest.

Our ability to service our debt and meet our other obligations depends on certain factors beyond our control.

     Our ability to service our debt and meet our lease and other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control, such as changes in global and regional economic conditions, changes in our industry, changes in interest or currency exchange rates, the price and availability of aviation fuel and other costs, including labor and insurance.

     If our cash flow and capital resources are insufficient to enable us to service our debt and leases and meet these obligations as they become due, we could be forced to:

•	restructure or refinance our debt;

•	obtain additional debt or equity financing;

•	reduce or delay capital expenditures;

•	limit or discontinue, temporarily or permanently, business plans or operations; and/or

•	sell assets or businesses.

     We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

We are subject to restrictive covenants under our debt instruments and aircraft lease agreements. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt and termination of our aircraft leases.

     Certain of our debt instruments and lease agreements contain a number of covenants that, among other things, require us to maintain minimum liquidity of $95 million net cash available as of December 31, 2005 and significantly restrict our ability to:

•	incur additional debt or issue new lease obligations above threshold amounts;

•	invest in new capital assets above certain limitations;

•	pay dividends or make other restricted payments;

•	create or permit certain liens;

•	sell assets; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

     These restrictions could limit our ability to finance our future operations or capital needs, to make acquisitions or to pursue future business opportunities. In addition, our revolving credit facility (the “Revolving Credit Facility”) with Congress Financial Corporation, a certain loan that was made to Atlas Freighter Leasing III, Inc., another loan made to Atlas and certain leases require us to maintain specified financial ratios and/or satisfy certain financial covenants. We may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet these ratios and to satisfy these covenants. Events beyond our control, including changes in the economic and business conditions in the markets in which we operate, may affect our ability to do so. While we are currently in compliance with these ratios and covenants, we cannot assure you that we will continue to meet these ratios or satisfy these covenants or that the lenders or lessors will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our debt instruments, including the Revolving Credit Facility, and certain of our leases would prevent us from borrowing under the Revolving Credit Facility and could result in a default under it and the leases. Moreover, if the lenders under a facility or other agreement in default were to accelerate the debt outstanding under that facility, it could result in a cross default under other debt facilities or leases. If all or any part of our debt were to be accelerated, we may not have, or be able to obtain, sufficient funds to repay such debt. A default under the leases could result in a reversion to the original lease terms without regard to the restructuring of the lease payments and an acceleration of any amounts owed under the leases.

     Our access to capital may be limited.

     Our operations are capital intensive. They are financed from operating cash flow, and if required from borrowings, pursuant to the Revolving Credit Facility. Many airlines, including us, have defaulted on debt securities and bank loans in recent years and have had their equity eliminated in bankruptcy reorganizations. This history has led to limited access to the capital markets by companies in our industry. Our access to the capital markets may also be limited for the foreseeable future due to limited liquidity in our securities, among other things. Restrictions on our ability to access capital and obtain sufficient financing to fund our operations may diminish our financial and operational flexibility and could curtail our operations and adversely affect our ability to take advantage of opportunities for expansion of our business. We cannot assure you, however, that any additional replacement financing will be available on terms that are favorable or acceptable to us.

A significant decline in our AMC business transporting cargo for delivery to military locations could have a material adverse effect on our results of operations and financial condition.

     During 2005 and 2004, approximately 27.2% and 20.0%, respectively, of our consolidated operating revenues were derived from our AMC business, including expansion mission requests transporting cargo for delivery to military locations in Germany, Bahrain, Qatar and Kuwait, and in or near Afghanistan, Iraq and elsewhere in the Middle East. A material decline in such business, including one-way missions, could have a material adverse effect on our results of operations and financial condition.

     We expect that revenues from the AMC will continue to be a significant source of our revenue for the foreseeable future. However, our revenues from the AMC are derived from one-year contracts that the AMC is not obligated to renew. In addition, the AMC can typically terminate or modify its contract with us for convenience, if we fail to perform or to pass semi-annual inspections. Any such termination would result in a loss of revenue and could expose us to significant liability or hinder our ability to compete for future contracts with the federal government. If our AMC business declines significantly, it could have a material adverse effect on our results of operations and financial condition. Even if the AMC continues to award business to us, we cannot assure you that we will continue to generate the same level of revenues we currently derive from our AMC Charter operations. The volume of our AMC business is sensitive to changes in national and international political priorities and the U.S. federal budget.

Our revenues from the AMC could decline as a result of the system the AMC uses to allocate business to commercial airlines that participate in the CRAF Program.

     Each year, the AMC grants a certain portion of its business to different airlines based on a point system. The number of points an airline can accrue is determined by the amount and type of aircraft pledged to the Civil Reserve Air Fleet Program (the “CRAF Program”). We participate in the CRAF Program through a teaming arrangement with other airlines, led by FedEx Corporation (“FedEx”). Our team is currently entitled to 36.3% of all wide-body Boeing 747 U.S. military business. The formation of competing teaming arrangements, an increase by other air carriers in their commitment of aircraft to the program or the withdrawal of our team’s current partners, especially FedEx, could adversely affect the amount of our AMC business in future years. In addition, if any of our team members were to cease or restructure its operations, the number of planes pledged to the CRAF Program by our team could be reduced. As a result, the number of points allocated to our team could be reduced and our allocation of AMC business would likely decrease, resulting in a material adverse effect on our results of operations and financial condition.

We depend on continued business with certain customers in each of our business segments, especially in the ACMI segment. If our business with any of these customers declines significantly, it could have a material adverse effect on our financial condition and results of operations.

     During 2005 and 2004, the ACMI business accounted for approximately 28.8% and 26.6%, respectively, of our consolidated operating revenues. No ACMI customer accounted for 10% or more of our total operating revenues. Our significant ACMI customers included Emirates, Qantas, Air New Zealand, Cargolux, Korean Air, British Airways and Lan Cargo. While we believe that our relationships with these and our other customers are mutually satisfactory, our failure to renew any of our contracts with them, or the renewal of any of those contracts on less favorable terms, could have a material adverse effect on our results of operations and financial condition.

Many of our arrangements with customers are not long-term contracts. As a result, we cannot assure you that we will be able to continue to generate similar revenues from these arrangements.

     We generate a large portion of our revenues from arrangements with customers with terms of less than one year, ad hoc arrangements or “call-when-needed” contracts. A large portion of our AMC revenues are from expansion business, which is not fixed by contract and is dependent on AMC requirements which cannot be predicted. The scheduled termination dates for ACMI contracts range from two months to 3.8 years as of December 31, 2005. While we believe that our relationships with these and our other customers are mutually satisfactory, we cannot assure you that our customers will continue to seek the same level of services from us as they have in the past or that they will renew these arrangements or not terminate them on short notice, if permitted. In the past, several of our larger contracts have not been renewed due to reasons unrelated to our performance, such as the financial position of our customers or their decision to move the services we previously provided to them in-house. Accordingly, we cannot assure you that in any given year we will be able to generate similar revenues from our customers as we did in the previous year.

We operate in potentially dangerous locations and carry hazardous cargo, either of which could result in a loss of, or damage to, our aircraft.

     Our operations are subject to conditions that could result in losses of, or damage to, our aircraft, or death or injury to our personnel. These conditions include:

•	geopolitical instability in areas through which our flight routes pass, including areas where the United States is conducting military activities;

•	future terrorist attacks; and

•	casualties incidental to the services we provide in support of U.S. military activities, particularly in or near Afghanistan, Iraq, Kuwait and elsewhere in the Middle East.

     We regularly carry sensitive military cargo, including weaponry, ammunition and other volatile materials. The inherently dangerous nature of such cargo increases the risk of damage to or loss of our aircraft.

Our financial condition could suffer if we experience unanticipated costs or enforcement action as a result of the SEC investigation and other lawsuits and claims.

     On October 28, 2004, the SEC issued a Wells Notice (the “Wells Notice”) to us indicating that the SEC staff is considering recommending to the SEC that it bring a civil action against us alleging that we violated certain financial reporting provisions of the federal securities laws from 1999 to 2002. In addition, the SEC has filed one or more proofs of claim in our Chapter 11 proceedings. We are currently engaged in discussions with the SEC regarding the Wells Notice and the possible resolution of this matter and continue to cooperate fully with the SEC in respect of its investigation. However, we cannot assure you as to the outcome of this investigation or that we will be able to resolve this matter on terms favorable to us. We are also party to a number of other claims, lawsuits and pending actions, which we consider to be routine and incidental to our business.

Volatility of aircraft values may affect our ability to obtain financing secured by our aircraft.

     We have historically relied upon the market value of our aircraft as a source of additional capital. The market for used aircraft, however, is volatile and can be negatively affected by excess capacity due to factors such as a slowdown in global economic conditions. As a result, the value of aircraft reflected on our consolidated balance sheets may not reflect the current fair market value or appraised value of these aircraft.

We have material weaknesses in our internal controls over financial reporting.

     In connection with our initial procedures to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we have identified a substantial number of significant deficiencies and a material weakness in our internal controls over financial reporting. We are committed to addressing these deficiencies and material weakness, which have required us to hire additional personnel and outside advisory services and have resulted and will continue to result over at least the next twelve months in additional accounting and consulting expenses. If we are unsuccessful in our focused effort to permanently and effectively remediate these deficiencies and material weaknesses, or otherwise fail to maintain adequate internal controls over financial reporting, our ability to accurately and timely report our financial condition may be adversely impacted, which could, among other things, result in a default under our Revolving Credit Facility and limit our access to the capital markets. In addition, if we do not remediate these weaknesses, we will not be able to conclude, pursuant to Section 404 and Item 308 of Regulation S-K of the Securities Act, that our internal controls over financial reporting are effective. We cannot assure you as to what conclusions our management or independent registered public accounting firm might reach with respect to their evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2006, the date we are first required to report such conclusions. In the event of non-compliance, we may lose the trust of our customers, suppliers and security holders, and our stock price could be adversely impacted.

Labor disputes with union employees have resulted, and could result, in a work interruption or stoppage, which could materially adversely impact our results of operations.

     All of our U.S. crewmembers are represented by unions. Collectively, these employees represent approximately 49% and 54% of our workforce as of December 31, 2005 and 2004, respectively. We are subject to risks of work interruption or stoppage and may incur additional expenses associated with the union representation of our employees. Indeed, during 2005 a strike did occur by our Polar crewmembers, but was ultimately resolved, after a 20 day work stoppage. However, we cannot assure you that disputes, including disputes with any certified collective bargaining representatives of our employees, will not arise in the future or will result in an agreement on terms satisfactory to us. Such disputes and the inherent costs associated with their resolution could have a material adverse effect on our results of operations and financial condition.

     In November 2004, in order to increase efficiency and assist in controlling certain costs, we initiated steps to combine the U.S. crewmembers bargaining units of Atlas and Polar. These actions are in accordance with the terms and conditions of Atlas’ and Polar’s collective bargaining agreements, which agreements provide for a seniority integration process and the negotiation of a single collective bargaining agreement. In the event that we are unsuccessful in reaching agreement on a single collective bargaining agreement, any unresolved issues will be submitted to binding arbitration. While we cannot assure you as to the outcome of such arbitration, any decision by the arbitrator could materially impact our crew costs.

     The Atlas’ collective bargaining agreement became amendable in February 2006. By mutual agreement between the ALPA and Atlas, negotiations for an amended agreement have been put on hold in favor of the contractually required completion of a single collective bargaining agreement covering both the Atlas and Polar crewmembers pursuant to the Company’s decision to merge the two crew forces.

Our operating cash flows may be subject to fluctuations related to the seasonality of our business and our ability to promptly collect accounts receivable. A significant decline in operating cash flows may require us to seek additional financing sources to fund our working capital requirements.

     Our Scheduled Service and Commercial Charter operations are seasonal in nature, with peak activity occurring during the retail holiday season, which traditionally begins in September and lasts through mid-December. This typically results in a significant decline in demand for these services in the first quarter. Our ACMI contracts typically allow our customers to cancel a maximum of 5% of the guaranteed hours of aircraft utilization over the course of a year. Our customers often exercise such cancellation options early in the first quarter of the year, when the demand for air cargo capacity has been historically low following the seasonal holiday peak in the fourth quarter.

     Historically, we have experienced fluctuations in our operating cash flows as the result of fluctuations in our collection of accounts receivable. These fluctuations have been due to various issues, including amendments and changes to existing contracts and the commencement of operations under new agreements. If we cannot successfully collect a significant portion of such accounts receivable aged over 90 days old, we may be required to set aside additional reserves or write off a portion of such receivables. If we are not able to maintain or reduce our aged receivables, our ability to borrow against the Revolving Credit Facility may be restricted because borrowings are limited to 85.0% of “eligible” domestic receivables, which excludes receivables aged over 90 days old. If our operating cash flows significantly decline as a result of such fluctuations, we may be required to seek alternative financing sources, in addition to the Revolving Credit Facility, to fund our working capital requirements. We cannot assure you that we would be able to successfully obtain such alternative financing on terms favorable to us or at all.

As a U.S. government contractor, we are subject to a number of procurement and other rules and regulations.

     In order to do business with government agencies, we must comply with and are affected by many laws and regulations, including those relating to the formation, administration and performance of U.S. government contracts. These laws and regulations, among other things:

•	require, in some cases, certification and disclosure of all cost and pricing data in connection with contract negotiations;

•	impose accounting rules that define allowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts; and

•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

     These laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business. A violation of these laws and regulations could result in the imposition of fines and penalties or the termination of our contracts. In addition, the violation of certain other generally applicable laws and regulations could result in our suspension or debarment as a government contractor.

We depend on the availability of our wide-body aircraft for the majority of our flight revenues. The loss of one or more of these aircraft for any period of time could have a material adverse effect on our results of operations and financial condition.

     In the event that one or more of our Boeing 747 aircraft are out of service for an extended period of time, we may have difficulty fulfilling our obligations under one or more of our existing contracts. As a result, we may have to lease or purchase replacement aircraft or, if necessary, convert an aircraft from passenger to freighter configuration. We cannot assure you that suitable replacement aircraft could be located quickly or on acceptable terms. The loss of revenue resulting from any such business interruption or costs to replace aircraft could have a material adverse effect on our results of operations and financial condition.

     Except for limited situations, we do not have insurance against the loss arising from business interruption. If we fail to keep our aircraft in service, we may have to take impairment charges in the future and our results of operations would be adversely affected. The loss of our aircraft or the grounding of our fleet could reduce our capacity utilization and revenues, require significant capital expenditures to replace such aircraft and could have a material adverse affect on us and our ability to make payments on the debt or lease related to the aircraft. Moreover, any aircraft accident could cause a public perception that some or all of our aircraft are less safe or reliable than other carriers’ aircraft, which could have a material adverse effect on our results of operations and financial condition.

We are subject to the risks of having a limited number of suppliers for our aircraft.

     Our current dependence on a single type of aircraft for all of our flights makes us particularly vulnerable to any problems associated with the Boeing 747-400 and Boeing 747-200 aircraft, including design defects, mechanical problems and contractual performance by the manufacturer or any actions by the FAA, resulting in an inability to operate our aircraft. Carriers that operate a more diversified fleet are better positioned than we are to manage such events.

Our fleet includes older aircraft that have higher maintenance costs than new aircraft and which could require substantial maintenance expenses.

     Our fleet includes 19 747-200s aircraft manufactured between 1974 and 1981. As of December 31, 2005, the average age of our Boeing 747-200 operating aircraft was approximately 26.1 years. Because many aircraft components wear out and are required to be replaced after a specified number of flight hours or takeoff and landing cycles and because older aircraft may need to be refitted with new aviation technology, older aircraft tend to have higher maintenance costs and lower available flight hours than newer aircraft. Maintenance and related costs can vary significantly from period to period as a result of government-mandated inspections and maintenance programs and the time needed to complete required maintenance checks. In addition, the age of our aircraft increases the likelihood that we will need significant capital expenditures in the future to replace our older aircraft. The incurrence of substantial additional maintenance expenses for our aircraft or the incurrence of significant capital expenditures to replace our aircraft could have a material adverse effect on our results of operations and financial condition.

Our business outside of the U.S. exposes us to uncertain conditions in overseas markets.

     A significant portion of our revenues comes from air-freight services to customers outside the United States, which exposes us to significant risks, including the following:

•	potential adverse changes in the diplomatic relations between foreign countries and the United States;

•	risks of insurrections or hostility from local populations directed at U.S. companies and their property;

•	government policies against businesses owned by foreigners;

•	expropriations of property by foreign governments;

•	the instability of foreign governments or economies; and

•	adverse effects of currency exchange controls.

     In addition, at some foreign airports, we are required by local governmental authorities or market conditions to contract with third parties for ground and cargo handling and other services. The performance by these third parties or boycott of such services is beyond our control and any operating difficulties experienced by these third parties could adversely affect our reputation or our business.

Volatility in international currency markets may adversely affect demand for our services.

     We provide services to numerous industries and customers that experience significant fluctuations in demand based on regional and global economic conditions and other factors beyond our control. The demand for our services could be materially adversely affected by downturns in the businesses of our customers. Although we price the majority of our services and receive the majority of our payments in U.S. dollars, many of our customers’ revenues are denominated in foreign currencies. Any significant devaluation in such currencies relative to the U.S. dollar could have a material adverse effect on such customers’ ability to pay us or on their level of demand for our services, which could have a material adverse effect on our results of operations and financial condition. Conversely, if there is a significant decline in the value of the U.S. dollar against foreign currencies, the demand for some of the products we transport could decline. Such a decline could reduce demand for our services and thereby have a material adverse effect on our results of operations and financial condition.

Our insurance coverage does not cover all risks.

     Our operations involve inherent risks that subject us to various forms of liability. We carry insurance against those risks for which we believe other participants in our industry commonly insure; however, we can give no assurance that we are adequately insured against all risks. If our liability exceeds the amounts of our coverage, we would be required to pay any such excess amounts, which amounts could be material to our business and operations.

Risks Related to Ownership of Our Securities

Limited public market for our Common Stock may affect our shareholders’ ability to sell our common stock.

     Our Common Stock was issued following our emergence from bankruptcy pursuant to an order dated July 14, 2004, entered into by the United States Bankruptcy Court for the Southern District of Florida, confirming the Final Modified Second Amended Joint Plan of Reorganization of AAWW and certain of its subsidiaries which had filed for Chapter 11 bankruptcy protection on January 30, 2004 (the “Plan of Reorganization”). Our Common Stock currently is traded on the Pink Sheets, which is generally considered to be a less efficient market than national exchanges. Moreover, there can be no assurance that we will be successful in any attempt to have the Common Stock listed on a national securities exchange or a foreign securities exchange, or quoted on the NASDAQ Stock Market. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts’ and the new media’s coverage of us, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our Common Stock as well as on the selling price for such shares. In addition, the market price of our Common Stock may be significantly affected by various additional factors as set forth in these Risk Factors.

Our Common Stock share price has been and is likely to continue to be volatile.

     The trading price of our common shares is subject to wide fluctuations in response to a variety of factors, including monthly variations in system statistics and traffic results, quaterly variations in operating results, economic conditions of the airline industry generally or airline cargo carriers specifically, general economic conditions or other events or factors that are beyond our control.

     In the past, following periods of significant volatility in the overall market and in the market price of a company’s securities, securities class action litigation has been instituted against these companies in some circumstances. If this type of litigation were instituted against us following a period of volatility in the market price for our Common Stock, it could result in substantital costs and a diversion of our management’s attention and resources, which could have a material adverse effect on our results of operations and financial condition.

Future issuances of our Common Stock may adversely affect the price of our Common Stock.

     The future issuance of a substantial number of Common Stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our Common Stock. A decline in the price of our Common Stock could make it more difficult to raise funds through future offerings of our Common Stock or securities convertible into Common Stock.

Certain of our prepetition creditors received our Common Stock pursuant to our Plan of Reorganization and may have the ability to influence certain aspects of our business operations.

     Under our Plan of Reorganization, holders of certain allowed unsecured claims against us received substantial distributions of shares of our Common Stock. The Plan of Reorganization allocates a total of 17,202,666 shares of our Common Stock, and as of the date of this Prospectus 16,185,033 shares have been distributed, with 1,017,633 shares being reserved for future issuance.

     If any holders of a significant number of the shares of our Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, such as an amendment to our certificate of incorporation, the authorization of additional shares of capital stock, and any merger, consolidation, or sale of all or substantially all of our assets, and could prevent or cause a change of control of AAWW.

We cannot predict with certainty that we will continue to file our SEC periodic reports on a timely basis and if or when our shares of Common Stock will be relisted on a national securities exchange.

     Our shares of Common Stock, all of which were issued pursuant to the Plan of Reorganization, are currently quoted on the Pink Sheets and, as a result, there is limited liquidity therein. There can be no assurance that an active market for the Common Stock will develop or continue and no assurance can be given as to the prices at which it might be traded. Moreover, there can be no assurance that we will be successful in any attempt to have the Common Stock listed on a national securities exchange or a foreign securities exchange, or quoted on the NASDAQ stock market. At the present time, we cannot predict with certainty that we will continue to file our required reports on Form 10-Q and Form 10-K on a timely basis. We are continuing to work to improve the timeliness of all our periodic filings.

Equity based awards will dilute the ownership interests of other stockholders.

      Pursuant to the Plan of Reorganization, an aggregate of 2,772,559 shares of Common Stock have been reserved for equity-based awards. The shares have been reserved under our 2004 LTIP, which includes an incentive plan in which members of our board of directors and management participate, and an employee stock option plan. As of December 31, 2005, a total of 1,957,279 shares have been awarded to directors, management and employees under the 2004 LTIP, comprised of 658,600 shares of restricted stock and non-qualified stock options to purchase 1,298,679 shares.

USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the shares of our Common Stock offered for sale by the selling stockholders under this Prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses incurred in registering the shares, but all commissions and other selling expenses incurred by each selling stockholder will be borne by that stockholder.

SELLING STOCKHOLDERS

     The shares of Common Stock to which this Prospectus relates may be reoffered and sold from time to time by selling stockholders who may be deemed our “affiliates” (as defined in Rule 405 under the Securities Act). The selling stockholders will acquire or have acquired the shares of Common Stock upon exercise of options granted or pursuant to restricted stock awards granted or available to be granted under our 2004 LTIP. The table below identifies each selling stockholder and his or her relationship to us within the past three years. The table also sets forth, as of April 12, 2006, for each selling stockholder: (i) the number of shares of Common Stock beneficially owned prior to this offering, (ii) the number of shares of Common Stock that may be offered and sold through this Prospectus and (iii) the number of shares of Common Stock and the percentage of the class represented by such shares to be owned by each such selling stockholder assuming the sale of all of the registered shares. There is no assurance that any of the selling stockholders will sell any or all of their shares of Common Stock. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are one of our affiliates. Except as otherwise noted, all shares of Common Stock are beneficially owned and the sole instrument and voting power is held by the person named, and such persons’ address is c/o Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 19577. Information regarding the selling stockholders, including the number of shares offered for sale, may change from time to time, and any changed information will be set forth in a prospectus supplement to the extent required.

     The percentage of ownership by each of the selling stockholders has been calculated on the basis of 19,884,991 shares of Common Stock outstanding at March 1, 2006. The below table, containing information as of April 12, 2006, assumes the sale of all shares of Common Stock (including shares of Common Stock underlying options that have not yet been exercised) registered pursuant to this Prospectus, although selling stockholders are under no obligation known to us to sell any shares of Common Stock at this time.

			BENEFICIAL OWNERSHIP
			AFTER THIS OFFERING
NAME AND POSITION	BENEFICIAL	SHARES THAT	NUMBER	PERCENT
	OWNERSHIP PRIOR	MAY BE OFFERED	OF SHARES	OF CLASS (%)
	TO THIS OFFERING(1)	AND SOLD HEREBY

Eugene I. Davis	20,000(2)	20,000	0	*
Chairman of the Board of
Directors
Robert F. Agnew	17,511(2)	17,511	0	*
Director
Keith E. Butler	19,725(2)	19,724	0	*
Director

			BENEFICIAL OWNERSHIP
			AFTER THIS OFFERING
NAME AND POSITION	BENEFICIAL	SHARES THAT	NUMBER	PERCENT
	OWNERSHIP PRIOR	MAY BE OFFERED	OF SHARES	OF CLASS (%)
	TO THIS OFFERING(1)	AND SOLD HEREBY

Duncan H. Cocroft	17,512(2)	17,512	0	*
Director
Jeffrey H. Erickson	331,558(3)	331,558	0	*
Director, President and
Chief Executive Officer
James S. Gilmore III	20,000(2)	20,000	0	*
Director
Ronald L. Kerber	15,000(4)	15,000	0	*
Director
Herbert J. Lanese	17,511(2)	17,511	0	*
Director
Frederick McCorkle	17,511(2)	17,511	0	*
Director
John W. Dietrich, Esq.	99,427(5)	99,427	0	*
Senior Vice President,
Secretary, General
Counsel & Chief Human
Resources Officer
Ronald A. Lane	63,281(6)	63,281	0	*
Senior Vice President
and Chief Marketing
Officer
Michael L. Barna	58,267(7)	58,267	0	*
Senior Vice President
and Chief Financial
Officer

*	Represents less than 1% of the outstanding shares of Common Stock.
(1)	Pursuant to the related restricted share agreement or option agreement, as applicable, and the 2004 LTIP, any shares or options, as applicable, not yet vested would be forfeited upon a termination of service of a director or employee, as applicable, subject to specified limitations.
(2)	Includes 5,000 shares of restricted Common Stock, of which 3,334 shares vested on August 24, 2004 and July 27, 2005 and 1,666 shares will vest on July 27, 2006. Also includes 15,000 shares of restricted Common Stock, of which 5,000 shares vested on July 27, 2005, 5,000 shares will vest on the date of our 2006 annual meeting of stockholders and 5,000 shares will vest on the date of our 2007 annual meeting of stockholders. Except for Mr. Davis and Mr. Gilmore, amounts shown as being beneficially owned and that may be offered and sold hereby are after the repurchase of shares by the Company in connection with a selling stockholder’s payment of taxes on vesting of his restricted stock award.
(3)

Includes 152,858 shares of restricted Common Stock, of which 35,391 shares vested on July 27, 2005 and 117,467 shares are scheduled to vest in two equal installments on July 27, 2006 and 2007, respectively. Also includes 126,700 options that are scheduled to vest in three equal annual installments on July 25, 2005, 2006 and 2007, respectively, and 52,000 options that are scheduled to vest in three equal annual installments on January 23, 2006, 2007 and 2008, respectively. Amounts shown as being beneficially owned and that may be offered and sold hereby are after the repurchase of shares by the Company in connection with Mr. Erickson’s payment of applicable withholding taxes on vesting of his restricted stock award. Any future vesting of his restricted stock may be subject to similar repurchases in connection with payment of applicable withholding taxes.
In connection with Mr. Erickson’s retirement, which will occur in 2006, 58,733 restricted shares of Common Stock and 59,566 options, included above, which have not previously vested, will be immediately vested. These options and all previously vested options may be exercised up to the later of 90 days after the Retirement Date and December 31, 2006 (as defined in Mr. Erickson’s retirement and general release agreement with the Company). All other shares or options, as applicable, not yet vested would be forfeited in accordance with his retirement and general release agreement.

(4)	Includes 15,000 shares of restricted Common Stock, of which 5,000 shares vest on July 27, 2006, and 10,000 shares will vest in two equal annual installments on December 21, 2006 and 2007, respectively.
(5)	Includes 35,027 shares of restricted Common Stock, of which 8,627 shares vested on July 27, 2005 and 26,400 shares will vest in two equal annual installments on July 27, 2006 and 2007, respectively. Also includes 28,400 options that vest in three equal annual installments on July 27, 2005, 2006 and 2007, respectively, and 36,000 options that vest in three equal annual installments on January 23, 2006, 2007 and 2008, respectively. Amounts shown as being beneficially owned and that may be offered and sold hereby are after the repurchase of shares by the Company in connection with Mr. Dietrich’s payment of applicable withholding taxes on vesting of his restricted stock award. Future vesting of his restricted stock may be subject to similar repurchases in connection with payment of applicable withholding taxes.

(6)	Includes 34,881 shares of restricted Common Stock, of which 8,481 shares vested on July 27, 2005 and 26,400 shares will vest in two equal annual installments on July 27, 2006 and 2007, respectively. Also includes 28,400 options that vested or will vest in three equal annual installments on July 27, 2005, 2006 and 2007, respectively. Amounts shown as being beneficially owned and that may be offered and sold hereby are after the repurchase of shares by the Company in connection with Mr. Lane’s payment of applicable withholding taxes on vesting of his restricted stock award. Future vesting of his restricted stock may be subject to similar repurchases in connection with payment of applicable withholding taxes.

(7)	Includes 18,267 shares of restricted Common Stock, of which 3,267 shares vested on April 12, 2006 and 15,000 shares will vest in three equal annual installments on April 12, 2007, 2008 and 2009, respectively. Also includes 40,000 options that vest in four equal annual installments on April 12, 2006, 2007, 2008 and 2009, respectively. Amounts shown as being beneficially owned and that may be offered and sold hereby are after the repurchase of shares by the Company in connection with Mr. Barna’s payment of applicable withholding taxes on vesting of his restricted stock award. Future vesting of his restricted stock may be subject to similar repurchases in connection with payment of applicable withholding taxes.

     Pursuant to Rule 416 of the Securities Act, the Registration Statement of which this Prospectus is a part also covers any additional shares of our Common Stock which become issuable in connection with the shares identified in the table above through any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our Common Stock.

PLAN OF DISTRIBUTION

     The shares of Common Stock covered by this Prospectus are being registered by us for the account of the selling stockholders.

     The shares of Common Stock offered hereby may be sold from time to time directly by or on behalf of each selling stockholder in one or more transactions on the Pink Sheets or on any stock exchange on which the Common Stock may be listed at the time of such sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary compensations.

     In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     We are bearing all costs relating to the registration of the shares of Common Stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

     In addition to any shares sold hereunder, selling stockholders may sell shares of Common Stock in compliance with Rule 144 under the Securities Act. There is no assurance that the selling stockholders will sell all or a portion of the Common Stock offered hereby.

     The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

     We have notified the selling stockholders of the need to deliver a copy of this Prospectus in connection with any sale of the shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

     The class of securities offered is registered under Section 12 of the Exchange Act.

LEGAL MATTERS

     The validity of the shares of Common Stock will be passed upon for us by Ropes & Gray LLP, New York, New York.

EXPERTS

     The consolidated financial statements of Atlas Air Worldwide Holdings, Inc. appearing in Atlas Air Worldwide Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the Commission on Form S-8 to register the shares of our Common Stock being offered by this Prospectus. This Prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with them. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file at the Commission’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information regarding the public reference facilities. The Commission maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission, including us.

     You may also request a copy of our filings at no cost by writing or telephoning us at:

Atlas Air Worldwide Holdings, Inc.,
2000 Westchester Avenue
Purchase, NY 19577
Attention: General Counsel
Telephone (914) 701-8000

     All of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports, filed with or furnished to the Commission are available free of charge through our corporate Internet Website, www.atlasair.com, as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. Certain information concerning our restructuring and our filing under Chapter 11 of the Bankruptcy Code may be found at www.atlasreorg.com.

     The information on these Websites is not, and shall not be deemed to be, part of this Prospectus or incorporated into any other filings we make with the SEC.

697,303 Shares

Atlas Air Worldwide Holdings, Inc.

Common Shares
_______________

Prospectus
April 19, 2006
________________

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclosure important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Commission will automatically update and supercede this information.

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed on April 14, 2006;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed on April 13, 2006;

(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on April 13, 2006;

(d)	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed on April 13, 2006;

(e)	Our two Current Reports on Form 8-K filed on February 1, 2006;

(f)	Our Current Report on Form 8-K filed on February 14, 2006;

(g)	Our Current Report on Form 8-K filed on March 1, 2006;

(h)	Our Current Report on Form 8-K filed on March 27, 2006;

(i)	Our Current Report on Form 8-K filed on April 3, 2006;

(j)	Our Current Report on Form 8-K filed on April 12, 2006;

(k)	Our Current Report on Form 8-K filed on April 13, 2006; and

(l)	The description of our shares of Common Stock, as set forth in our Current Report on Form 8-K12g3, filed on February 21, 2001.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED PERSONS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the DGCL, our Certificate of Incorporation (the “Charter”) provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of his duty as a director. The effect of this provision in the Charter is to eliminate our rights or our stockholders’ rights (through stockholders’ derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior), except in situations described in clauses (i)-(iv), inclusive, above.

     Our By-Laws (the “By-Laws”) provide that we shall indemnify any person who was made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by us or in our right to procure a judgment in our favor) by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than the law permitted us to provide prior to such amendment). The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe his conduct was unlawful.

     The By-Laws also provide for indemnification of our directors and officers in certain actions or suits brought by us or in our right substantially as described above, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall be adjudged liable to us, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     At its discretion, our board of directors may authorize us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan) against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the By-Laws. In accordance with this authorization, we have purchased and maintain insurance pursuant to which directors and officers are insured against liability or loss under certain circumstances.

     In addition to the above, we have entered into indemnification agreements with each of our directors and its officers. These agreements provide directors and officers with indemnification to the fullest extent permitted by applicable law, set forth additional procedural protections and address certain other related matters.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

3.1	Certificate of Incorporation of Atlas Air Worldwide Holdings, Inc., filed as Exhibit 3.1.1 to our Current Report on Form 8-K, dated February 16, 2001 and incorporated herein by reference.

3.2	By-Laws of Atlas Air Worldwide Holdings, Inc., filed as Exhibit 3.2.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference.

5.1*	Opinion of Ropes & Gray LLP.

10.1	Atlas Air Worldwide Holdings, Inc. 2004 Long Term Incentive and Share Award Plan filed as Exhibit 10.1 to our Current Report on Form 8-K, dated December 28, 2004 and incorporated herein by reference.

10.2	Atlas Air Worldwide Holdings, Inc. 2004 Employee Stock Option Plan, filed as Exhibit 10.28.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference.

23.1*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature pages hereto).

*Filed herewith.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Purchase, State of New York, on the 19th day of April, 2006.

Atlas Air Worldwide Holdings, Inc.
By:	/s/ Jeffrey H. Erickson Jeffrey H. Erickson President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Jeffrey H. Erickson, Michael L. Barna and John W. Dietrich, and each of them, his true and lawful attorney-in-fact and agent, with full power substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Company’s Registration Statement on Form S-8, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done so that such Registration Statement on Form S-8 shall comply with the Securities Exchange Act of 1933, as amended , and the applicable rules and regulations adopted or promulgated thereunder, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eugene I. Davis	Chairman of the Board	April 19, 2006
Eugene I. Davis

/s/ Jeffrey H. Erickson	President, Chief Executive	April 19, 2006
Jeffrey H. Erickson	Officer and Director
(Principal Executive Officer)

/s/ Michael L. Barna	Senior Vice President and	April 19, 2006
Michael L. Barna	Chief Financial Officer
(Principal Financial Officer)

/s/ Gordon L. Hutchinson	Vice President and Controller	April 19, 2006
Gordon L. Hutchinson	(Principal Accounting Officer)

/s/ Robert F. Agnew	Director	April 19, 2006
Robert F. Agnew

/s/ Duncan H. Cocroft	Director	April 19, 2006
Duncan H. Cocroft

Signature	Title	Date

/s/ James S. Gilmore III	Director	April 19, 2006
James S. Gilmore III

/s/ Ronald L. Kerber	Director	April 19, 2006
Ronald L. Kerber

/s/ Herbert J. Lanese	Director	April 19, 2006
Herbert J. Lanese

/s/ Frederick McCorkle	Director	April 19, 2006
Frederick McCorkle

EXHIBIT INDEX

3.1	Certificate of Incorporation of Atlas Air Worldwide Holdings, Inc., filed as Exhibit 3.1.1 to the Company’s Current Report on Form 8-K, dated February 16, 2001 and incorporated herein by reference.

3.2	By-Laws of Atlas Air Worldwide Holdings, Inc., filed as Exhibit 3.2.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference.

5.1*	Opinion of Ropes & Gray LLP.

10.1	Atlas Air Worldwide Holdings, Inc. 2004 Long Term Incentive and Share Award Plan filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 28, 2004 and incorporated herein by reference.

10.2	Atlas Air Worldwide Holdings, Inc. 2004 Employee Stock Option Plan, filed as Exhibit 10.28.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference.

23.1*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature pages hereto).

*Filed herewith.